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                                                                   Exhibit 10.28


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT made as of this 4th day of January, 2000, by and between AQUIS COMMUNICATIONS GROUP, INC. 1719A Route 10, Suite 300, Parsippany, NJ 07054 (the "Company"), and NICK T. CATANIA, 3200 S. Stonegate Circle #204, New Berlin, WI 53151 ("Employee").

                                   WITNESSETH:

BACKGROUND:

         Company desires to employ Employee, and Employee desires to accept employment with Company, subject to the terms and conditions of this Employment Agreement.

         NOW THEREFORE, in consideration of the above premises and of the Agreement herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ Employee and Employee hereby accepts employment by the Company, upon the terms and conditions set forth herein. Employee shall have the position/title of President/CEO, with his office at the corporate headquarters of Company which are currently in Parsippany, NJ. Employee shall perform such duties and have such responsibilities consistent with the position/title as shall be assigned him from time to time by the board of directors of the Company or its designated representative. The employment hereunder shall be exclusive, and during the period of his employment hereunder Employee shall devote his full time, attention, energy, skill and best efforts to the promotion of the business and affairs of the Company and shall perform faithfully and to the fullest extent of his ability all duties which relate to his position of employment by the Company. Employee shall not directly or indirectly render a service of a business, commercial or professional nature for his own account or for any other person, whether for compensation or otherwise, without the prior written consent of Company, except for normal investments in which Employee does not have more than a nominal interest as compared to other investors.

         2. TERM OF EMPLOYMENT / TERMS OF AGREEMENT.

         A. The initial term of employment under this Agreement shall be a one-year period commencing on January 1, 2000 and terminating December 31, 2000, unless terminated by the first to occur of the following:

                           (1) The death of Employee.

                           (2) The Complete Disability of Employee. "Complete
Disability," as used herein, shall mean the inability of Employee by reason of any physical or mental impairment to fully and effectively perform services for a period of more than ninety (90)



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consecutive days or for more than ninety (90) days in any one hundred eighty
(180) day period after January 1, 2000.

                           (3) The discharge of Employee by Company for Cause.
"Cause" shall mean (a) the material failure after notice on a recurring basis by Employee to diligently and competently perform his duties (as defined from time to time by the board of directors) on behalf of Company, (b) conviction of or plea of nolo contender or equivalent plea to a felony or other crime involving fraud or misrepresentation, or (c) Employee's engaging in any dishonesty or fraud in connection with his employment hereunder or misappropriation of the assets of Company.

                           (4) The voluntary resignation of Employee from his
employment hereunder.

                           (5) The termination by Company of Employee's
employment hereunder without Cause.

         B. This Agreement shall automatically renew for additional one-year terms on the same terms and conditions until terminated at the expiration of the then-current term by sixty (60) days' advance written notice given by either party to the other.

         C. Termination of Employee's employment hereunder pursuant to subparagraphs 2.A.(2), (3) or (5) shall be effected by written notice from Company to Employee, and termination of Employee's employment hereunder pursuant to subparagraph 2.A.(4) shall be effected by written notice from Employee to Company, and in all such cases, such termination shall be effective immediately upon delivery of such notice and Employee thereafter shall not be entitled to receive any benefits hereunder except reimbursement for reasonable expenses incurred on behalf of Company in the ordinary course of business prior to his termination and, in the event of termination under subparagraph 2.A.(5) payment of salary as provided in subparagraph 3.A. for the remainder of the then-current calendar year. Furthermore, in the event of termination under subparagraph 2.A.(3) or (4) prior to December 31, 2000, Employee agrees that he shall reimburse Company on the last day worked for a portion of the relocation expenses; the expenses shall be prorated over twelve (12) months and the portion for which Employee must reimburse Company will be payable in full upon the last day of employment, and Employee agrees that Company may deduct such reimbursement from any compensation or benefit owed to Employee.

         3. COMPENSATION AND BENEFITS; RELOCATION ASSISTANCE

         A. Employee shall be compensated by payment of an annual salary of Two Hundred Thousand Dollars ($200,000.00) payable in regular payments in accordance with the standard payroll practices of the Company.

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         B. In addition to his salary, Employee shall be entitled to three weeks of annual paid vacation time and paid sick leave, health insurance, participation in 401(k) deferred compensation plan, and other employee benefits accrued according to Company policy.

         C. The Company shall have the unlimited right to change or terminate its benefit packages from time to time so long as any such change does not unlawfully discriminate against Employee, and this Agreement shall be deemed automatically amended upon the effectiveness of such change.

         D. Employee agrees to relocate to the Parsippany, NJ area. Employee shall be reimbursed for relocation expenses as follows:

         (1) Reasonable expenses incurred in moving furniture, normal household goods and personal belongings from New Berlin, Wisconsin to the Parsippany, NJ area, including packing, loading, delivery, and unloading. Employee shall obtain a minimum of two bids for the moving contract and selection of the carrier shall be coordinated with Company's designated representative.

         (2) Reimbursement of incidental expenses associated with moving, up to a maximum of $5,000.00.

         (3) Reasonable relocation travel expenses for Employee's family by ground or air transportation.

         (4) Temporary living expenses in the Parsippany, NJ area, to wit, temporary living quarters and utilities, for a period not to exceed 60 days, and arrangements shall be coordinated with Company's designated representative.

         (5) Expenses for which reimbursement is sought under subparagraph 3.D.(1)-(4) above must be preapproved by the Company, and Employee must provide receipts or other documentation satisfactory to Company as a condition of reimbursement. In Company's sole discretion, Company may advance or make arrangements for direct payment of some or all of the relocation expenses. Relocation assistance may be taxable to Employee.

         E. All compensation, benefits, and relocation reimbursements are subject to all applicable federal, state and local taxes and other laws or ordinances requiring withholding of monies by Company.

         4. STOCK OPTIONS. In addition to those benefits described in Section 3 above, Employee is granted certain stock options according to the vesting schedule and at the option (strike) prices set forth below. Company and Employee acknowledge and agree that Employee will not be a participant in the Amended and Restated Aquis Communications Group, Inc. 1994 Incentive Stock Option Plan and that this Agreement is a nonqualified plan. A Stock Option Agreement shall be executed as of January 1, 2000, including the following terms:

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         A. The Option shall continue in force through December 31, 2009 unless sooner terminated as provided herein or in the Plan.

         B. The Option shall grant Employee the right to purchase a total of 900,000 shares of Company common stock, according to the following vesting schedule and at the following option price: (i) 300,000 shares on the first business day of 2001 at the price of $.75 per share, (ii) 300,000 shares on the first business day of 2002 at the closing price on the first business day of 2001, and (iii) 300,000 shares on the first business day of 2003 at the closing price on the first business day of 2002.

         C. Notwithstanding anything else herein to the contrary, Employee must be employed by Company on December 31st of the year preceding vesting, i.e., Employee must be so employed on December 31, 2000 to be vested under subparagraph 4.B.(i), on December 21, 2001 to be vested under subparagraph 4.B.(ii), and on December 31, 2002 to be vested under subparagraph 4.B.(iii), provided, however, that if the term of employment is terminated under subparagraphs 2.A.(1), (2) or (5), then Employee shall be vested at the rate of 25,000 shares for each full month of employment during the calendar year of termination, e.g., for example, if Employee were terminated under subparagraph 2.A.(5) on April 15, 2001, then Employee would automatically be vested in 75,000 shares in addition to the shares vested under subparagraph 4.B.(i).

         D. In the event of a Change of Control as defined hereinafter, the vesting schedule set forth above in subparagraph 4.B. shall accelerate and the Employee shall be immediately vested in all of the shares granted under subparagraph 4.B. The option price for shares as to which the vesting schedule has accelerated shall be determined as follows: if the Change of Control occurs during calendar year 2000, the strike price shall be as set forth in subparagraph 4.B.(i), and if the Change of Control occurs thereafter, the strike price shall be the the average of the strike prices prior to the Change of Control. "Change of Control" shall mean an event or series of events that would be required to be described as a change in control of the Company in a proxy or information statement distributed by the Company pursuant to Section 14 of the Securities Exchange Act of 1934 in response to Item 6(e) of Schedule 14A promulgated thereunder, or any substitute provision which may hereafter be promulgated thereunder or otherwise adopted. The determination of whether and when a change in control has occurred or is about to occur shall be made by the Board of Directors in office immediately prior to the occurrence of the event or series of events constituting such change in control.

         E. Company shall cooperate with Employee as reasonably requested, at no cost to Company, in the event Employee elects to file under Internal Revenue Code Section 83B.

         5. CONFIDENTIALITY, NONCOMPETITION AND NONINTERFERENCE.

         A. Employee acknowledges that he will, in the course of, or incident to, his employment hereunder, obtain from the Company trade secrets and other confidential business information of the Company (all of which is hereinafter referred to as "The Restricted Information,") which term shall include all information that is not known by, or generally available to, the industry at large and that concerns the business or affairs of the Company,


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including, without limitation, customer lists, customer needs and requirements, marketing plans, referral sources of business, pricing and product information, formulas, business plans and methods, customer files, drawings, specifications, contracts, management reports, financial and legal documents, computer programs and employee lists, salaries and benefits). Employee acknowledges that his obtaining The Restricted Information is intended to, and necessary to, enable him successfully to perform the duties of his employment, and that the confidentiality of such Restricted Information is necessary to the Company's ability to compete with its competitors. Employee agrees that:

         (1) during the term of Employee's employment by Company, and at all times thereafter, he will hold all and each portion of The Restricted Information in the strictest confidence, and not disclose, communicate or divulge the same to, or use the same for the direct or indirect benefit of, any person or entity (which terms, as used in this Agreement, shall include, without limitation, any individual, partnership, joint venture, firm, corporation, association, or group) including, without limitation, (i) soliciting, diverting, taking away or accepting business from any customer who was a customer or who was being solicited by Company during Employee's employment by Company, including, without limitation, all customers or potential customers produced, generated or introduced to Company by Employee, (ii) soliciting, inducing or contracting with any of Company's employees to leave Company for any of Company's referral sources of business, except as required in the performance of his duties hereunder; and

         (2) upon termination of his employment hereunder for any reason whatever, he will immediately return to the Company all documents or other tangible records, and any and all copies thereof, within his possession, custody or control, containing or reflecting any information concerning The Restricted Information, or any portion thereof.

         B. Employee agrees that, in addition to his undertakings in subparagraph 5.A. above, during Employee's employment by Company and, unless terminated under subparagraph 2.A.(5), for a period of one year thereafter regardless of the reason for termination, Employee will not (1) in any state where Company provides direct wireless messaging service or otherwise does business or solicits business during the term hereof, as principal, partner, officer, director, agent, employee, contractor, consultant or otherwise in any capacity, directly or indirectly, engage in (except as an employee of the Company or subsidiary or affiliate of the Company), or assist or advise any other person or firm engaged in or be financially interested in any business which is engaged in or be financially interested in any business which is engaged in direct or indirect competition with the Company, or (2) solicit, induce or contract with any employee of Company to terminate employment with Company or to work for Employee or for any company with which Employee is connected in any way (except as an employee of the Company or subsidiary or affiliate of the Company). In the event legal action is brought by the Company with respect to the restriction contained in this subparagraph 5.B. which results in the finding of a violation, the one year period of time for this restriction shall be extended for the number of days equal to the period of time from the date of commencement of such legal action to the date of final disposition of the action.

         C. Any and all writings, inventions, improvements, processes, systems, procedures, techniques and/or other intellectual property, which Employee may make, conceive, discover or


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develop, either solely or jointly with any other person or persons, during working hours, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with the business now or hereafter carried on by the Company, including, without limitation, developments or expansions of its present fields of operations, shall be and hereby are the sole and exclusive property of the Company. Employee shall make full disclosure to the Company of all such writings, inventions, improvements, processes, systems, procedures, techniques and other intellectual property and shall do all such acts and execute, acknowledge and deliver all such instruments in writing as may be necessary to vest in the Company the absolute title thereto. Employee further covenants and agrees to write and prepare all specifications and procedures and to aid and assist the Company in all other ways in order that the Company or its nominee properly can prepare and present all claims and applications for copyright, Letters Patent and/or other intellectual property rights, in order for Company or its nominee to secure such copyright, Letters Patent or other intellectual property rights, wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright, patents or other intellectual property so that the Company or its nominee shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright, patent or other intellectual property rights protection. It is understood and agreed that Employee shall not be entitled to any additional or special compensation or reimbursement in regard to any and such writings, inventions, improvements, processes, systems, procedures, techniques, and other intellectual property.

         D. Employee acknowledges that the Company is engaged in business on a regional basis, that it is engaged in a highly competitive business and that The Restricted Information as well as its business techniques and programs are of great significance in enabling it to compete and participate in the various markets in which it is or seeks to be active. Employee, therefore, agrees that the restrictions contained in subparagraphs 5.A. through 5.C. above are reasonable and necessary in order to protect the legitimate interests of the Company and that any violation thereof would result in irreparable injury to the Company. Consequently, Employee acknowledges and agrees that, in the event of any violation thereof, the Company shall be authorized and entitled to obtain, from any court of competent jurisdiction, temporary, preliminary and permanent injunctive relief, an equitable accounting of all profits and benefits arising out of such violation, as well as all losses, damages, costs and expenses, including, without limitation, actual attorneys fees and costs incurred by Company in any claim and/or litigation, suit or arbitration, which rights or remedies to which the Company may be entitled. In the event that subparagraph 5.A., 5.B., or 5.C. above is held to be in any respect an unreasonable restriction upon Employee, then the court so holding shall reduce the territory to which it pertains and/or the period of time in which it operates, or effect any other change to the extent necessary to render such subparagraph enforceable. In the event legal action is brought by the Company with respect to subparagraphs 5.A., 5.B., or 5.C. above requesting a temporary or preliminary injunction, Employee and Company waive any time limitations on discovery imposed under federal or state law and agree that discovery may be undertaken immediately upon commencement of any legal action.

         E. In the event of a Change of Control, Company may assign its rights under this Paragraph 5 and such assignee shall thereupon be deemed substituted for Company upon the terms and subject to the conditions hereof.

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         6. CERTAIN REPRESENTATIONS. EMPLOYEE REPRESENTS AND WARRANTS THAT THE
KNOWLEDGE, SKILLS AND ABILITIES HE CURRENTLY POSSESSES ARE SUFFICIENT TO PERMIT HIM FOR A PERIOD OF ONE (1) YEAR TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF THIS AGREEMENT. HE ACKNOWLEDGES, FOR EXAMPLE, THAT HE WILL BE ABLE TO USE SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NONCOMPETITOR OF COMPANY. EMPLOYEE ACKNOWLEDGES THAT HIS COVENANTS CONTAINED IN THIS AGREEMENT ARE GIVEN IN CONSIDERATION OF THE PAYMENTS TO BE MADE BY COMPANY HEREUNDER AND THAT AGREEMENT BY EMPLOYEE TO THE CONFIDENTIALITY AND NONCOMPETITION COVENANTS CONTAINED IN PARAGRAPH 5 IS A MATERIAL INDUCEMENT FOR COMPANY'S AGREEMENT TO ENTER INTO THIS CONTRACT FOR EMPLOYMENT.

         7. NOTICES. Any notice required or permitted hereunder shall be sent by registered or certified mail, return receipt requested, postage prepaid, to the respective parties hereto at the addresses set forth below, or to such other address, or in care of such other person, as any party shall designate as his or its address for such notices by due notice hereunder.

                  If to Employee:   Nick T. Catania
                                    3200 S. Stonegate Circle #204
                                    New Berlin, WI 53151

                  Copy to:          Steven D. Buck, Esquire
                                    Stevens & Lee
                                    1 Glenhardie Corporate Center
                                    1275 Drummers Lane, PO Box 236
                                    Wayne,  PA  19087
                                    Telephone:  (610)  293-5895
                                    Facsimile:  (610) 687-1384

                  If to Company:    Aquis Communications Group, Inc.
                                    1719A Route 10
                                    Suite 300
                                    Parsippany, NJ 07054
                                    Telephone:  (973)  560-8001
                                    Facsimile:  (973)  560-8060

                  Copy to:          Dan A. Blakinger, Esquire
                                    Blakinger, Byler & Thomas, P.C.
                                    28 Penn Square
                                    Lancaster, PA  17603
                                    Telephone:  (717)  299-1100
                                    Facsimile   (717)  299-9529

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         8. GENERAL.

         A. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The parties acknowledge and agree that the sole and exclusive jurisdiction and venue for all actions shall be the State or Federal courts located in Pennsylvania and both parties hereby consent to such jurisdiction and venue.

         B. The waiver by either party of a breach of any provisions of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach or violation thereof.

         C. The Employee acknowledges that his services are unique and personal. Accordingly, the Employee may not assign his rights or delegate his duties or obligations hereunder. The Company's rights and obligations under this Agreement, including without limitation the confidentiality, noncompetition, and noninterference provisions for the benefit of the Company under Paragraph 5, shall be freely assignable by the Company in the event of a Change of Control.

         D. This Agreement may not be altered or amended except by an agreement in writing signed by the parties.

         E. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. If any provision of this Agreement shall be or become illegal or unenforceable, in whole or in part, for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.

         F. The parties intend to be legally bound by this Agreement.

         G. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Agreement which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Agreement are to be severable. Without limiting the foregoing, if the time or space restrictions of Paragraph 5 are deemed unreasonable, then such provision shall be reduced according to such extent that the covenants shall be deemed reasonable and enforceable.

                  H. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         9. PRIOR EMPLOYMENT. Employee represents and warrants that his acceptance of employment with the Company has not breached, and the performance of his duties hereunder will not breach, any duty owned by him to any prior employer or other person, except that Employee is a party to and is subject to certain restrictions under that Noncompetition


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Agreement dated July 20, 1998 by and between Vanguard Cellular Operating Corp and Catania (the "Vanguard Noncompetition Agreement"). Employee agrees that he will defend, indemnify and hold harmless the Company from all losses, damages, costs and expenses, including attorney's fees, which Company may sustain arising out of or in any way related to Employee's breach of this representation and warranty. Company agrees that it will defend, indemnify and hold harmless the Employee from all losses, damages, costs and expenses, including attorney's fees, which Employee may sustain arising out of or in any way related to the Vanguard Noncompetition Agreement by reason of his employment with Company. If any claim or liability is asserted or threatened against Employee or any action, suit or proceeding is commenced against Employee by Vanguard, its successors and assigns, with respect to the Vanguard Noncompetition Agreement, which might result in any liability being imposed on Employee under the indemnification provision of this Agreement, Employee shall, within five days, give notice of such claim in writing to Company, together with a copy of any complaint or other documents asserting such claim. Within fifteen (15) business days after the giving of such notice, Company shall notify Employee, in writing, as to whether or not Company elects to defend against any such claim or liability. If Company so elects to defend, it shall be at Company's sole cost and expense, provided that it shall proceed in good faith, expeditiously and diligently, and provided further that Employee shall at all times have the right, at his cost and expense to participate in the defense, negotiation or settlement of such claim. If Company elects not to defend any claim or liability pursuant to this subsection, Employee shall have the right, but not the obligation, to undertake the defense thereof at Company's expense.

         IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have executed or caused this Agreement to be executed as of the day first above written.

                                            "COMPANY"

ATTEST:                                     AQUIS COMMUNICATIONS GROUP, INC.
_________________________________

                                            By:_________________________________

                                            "EMPLOYEE"

WITNESS:
_________________________________


                                            ____________________________________
                                            Nick T. Catania